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                                                                    EXHIBIT 10.9

                           EQUITY INCENTIVE AGREEMENT

     This Equity Incentive Agreement ('Agreement') is dated                    ,
199  , and is between                  ('Executive') and Graham Packaging
Company, a Pennsylvania limited partnership ('Graham').

     Executive and Graham, intending to be legally bound hereby and in consideration of the provisions contained herein, agree that upon a Change in Control (as defined below) Graham shall make an incentive payment (as described below) to Executives and shall grant Executive a restricted equity award (as described below) (provided that Executive makes a Section 83(b) election--as described below--upon such grant), as follows:

     1. Equity Incentive Benefit. Upon a Change in Control (as defined in Paragraph 4), Graham or its successor shall provide Executive with an equity
Incentive benefit in the aggregate amount of $           . Executive's equity
incentive benefit shall be paid in accordance with Paragraphs 2 and 3.

     2. Incentive Payment.  Upon a Change in Control, Graham or its successor
shall make one payment to Executive of $           (representing 45 percent of
Executive's equity incentive benefit). Graham shall reduce the dollar amount payable to Executive by applicable tax withholding, both with respect to the provisions of this Paragraph and Paragraph 3. The single-sum payment shall be made within 30 days after the date of the Change in Control.

     3. Restricted Equity Away. Upon a Change in Control, Graham, or its successors or affiliates, shall grant to Executive a restricted equity award
(the 'Award') for an aggregate of            shares of common stock of
BMP/Graham Holdings Corporation ('BMP/Holdings') ('Common Stock') and/or award cash to be used concurrently by Executive only to purchase Common Stock (such Common Stock and/or cash representing 55 percent of Executive's equity incentive benefit); provided that Executive makes a Section 83(b) Election (as defined in subparagraph (f) below) upon such grant. The Award shall be granted as of the date of the Change in Control.

     (a) Vesting. Executive shall become vested in the shares of Common Stock subject to the Award as follows:

     o 1/3 of the shares on the first anniversary of the Change in Control;

     o 1/3 of the shares on the second anniversary of the Change in Control; and

     o 1/3 of the shares on the third anniversary of the Change in Control.

Notwithstanding the preceding vesting schedule, Executive shall become vested in all of the shares of Common Stock subject to the Award upon either (i) the initial public offering of equity securities of Graham or any of its subsidiaries under the Securities Act of 1933, as amended, or (ii) a sale of a controlling interest in Graham.

     (b) Termination of Employment. If Executive experiences Qualifying Termination Event (as defined in Paragraph 5) offer the Change in Control, Executive shall become 100 percent vested in all shares of Common Stock subject to the Award. If Executive's termination of employment is not considered a Qualifying Termination Event, all of Executive's unvested shares of Common Stock shall be forfeited.

     (c) Stock Certificate. Certificates for Common Stock subject to the Award shall be registered in Executive's name (or, if Executive so requests, in the name of Executive and Executive's spouse, jointly with right of survivorship) and shall be delivered to Executive as soon as practicable With respect to shares in which Executive is not vested on the date of the Award, Executive shall, immediately upon receipt thereof, deposit all certificates for such unvested Common Stock together with a stock power executed in favor of Graham, with Graham. Certificates for such unvested Common Stock shall be held by (graham until Executive becomes vested in such Common Stock. The certificates may include a legend setting forth restrictions on transfer.

     (d) Dividends: Rights as Shareholder in Unvested Common Stock. Executive shall be entitled to receive dividends on unvested Common Stock subject to the Award (if any), shall have the right to vote such unvested Common Stock and shall have all other shareholder's rights in such unvested Common Stock, with the exception that (i) Executive shall not be entitled to delivery of the stock certificates until he becomes vested in the Common

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Stock, (ii) Graham shall retain custody of the certificates representing the unvested Common Stock until Executive becomes vested in such Common Stock, at which time such certificates shall be delivered to Executive, and (iii) Executive's rights to such unvested Common Stock shall be forfeited upon Executive's termination of employment with Graham, if such termination is not considered a Qualifying Termination Event.

     (e) Transferability. Executive may not assign or transfer, in whole or in part, Common Stock subject to the Award in which Executive is not vested, other than by will or by the laws of descent and distribution. Executive may not assign or transfer, in whole or in part, Common Stock subject to the Award in which Executive is vested other than pursuant to the terms of any shareholders' agreement to which such Common Stock is subject, and the Certificate(s) representing such shares of Common Stock shall bear a legend to the effect that Executive's rights as a shareholder are subject to any such shareholders' agreement.

     (f) Section 83(b) Election. As a condition of Executive's Award, Executive must make an election under section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income in the year of grant the fair market value of all shares of Common Stock granted under the Award ('Section 83(b) Election').

     4. Change in Control. A Change in Control shall be deemed to have occurred when the beneficial ownership of 50 percent or more of the GP(LP) Group, or when 50 percent or more of the GP(LP) Group's business and assets, is sold or otherwise transferred to any person(s) other than (i) Donald C. Graham or his descendants (natural and adopted) or their spouses or (ii) a business entity controlled by Donald C. Graham.

     For purposes of this Agreement, the term 'GP(LP) Group' shall mean, in the aggregate, Graham and any of its subsidiaries, including those whose principal offices are located in North, Central, and South America, Europe, and Asia. The term 'GP(LP) Group,' as of the date of this Agreement, consists of Graham, Graham Packaging Canada Limited, Graham Packaging Poland, L.P., Masko Graham Spolka, z.o.o., Graham Packaging Holdings I, Graham Recycling Company, Graham Packaging France Partners, Graham Packaging France Holding, S.A., Graham Packaging France, S.A., Graham Packaging Italy, Srl, SIP, Srl, Lido Plast-Graham, Graham Packaging Latin America, LLC, Graham Brasil Paricipacoes Ltda., and Graham Packaging do Brasil, S.A.

     5. Qualifying Termination Event

     (a) A Qualifying Termination Event shall be deemed to have occurred if, during the three-year period after the date of a Change in Control, Executive ceases to be employed by Graham or its successor (referred to jointly as 'Graham') for any of the following reasons:

          (1) Executive's death, retirement at or after age 65, or total disability (entitling him to benefits under Graham's long-term disability plan);

          (2) Except as provided in (b) below, Graham terminates Executive's employment; or

          (3) After Executive gives Graham written notice of one or more of the following events and Graham fails to cure the event(s) during the 30-day period following Graham's receipt of such notice, Executive terminates his employment with Graham as a result of any of the following events:

             (i) Executive's position is materially and adversely changed (without his consent) from his position as of the Change in Control;

             (ii) Executive is assigned duties and responsibilities (without his consent) that are inconsistent in a material respect with the scope of duties and responsibilities associated with his position as of the Change in Control;

             (iii) Executive is directly requested by the person to whom the Executive directly reports to commit an unethical, dishonest, or illegal act of a material nature, knowing that such act is unethical, dishonest, or illegal (provided that whether the act cited by Executive is in fact unethical or dishonest shall be determined by the Chief Executive Officer of Graham in his sole discretion);

             (iv) Executive's annual salary rate as in effect on the day before the Change in Control is reduced; or

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             (v) Graham requires Executive to be based at an office which is more than 50 miles further from Executive's residence than Executive's office on the day before the Change in Control (other than travel reasonably required in the performance of Executive's responsibilities)

     (b) Notwithstanding (a) above, Executive's termination of employment will not be considered a Qualifying Termination Event for purposes of this Agreement if one of the following applies:

          (1) Executive's employment with Graham is involuntarily terminated due to Executive's continuing refusal to perform his duties or to follow a lawful direction of Graham, provided the performance of such duties or the following of such lawful direction would not result in an event described in (a)13(iii) or (ii) above;

          (2) Executive's employment with Graham is involuntarily terminated due to Executive's intentional act or acts of dishonesty which Executive intended to result in his personal, more-than-immaterial enrichment;

          (3) Prior to the occurrence of an event described in (a)(3)(i) through
     (v) above, Executive's employment with Graham is involuntarily terminated due to Executive's documented willful malfeasance or willful misconduct in connection with his employment or Executive's willful and deliberate insubordination;

          (4) Executive's employment with Graham is involuntarily terminated because Executive is convicted of a felony;

          (5) Executive's employment with Graham is terminated, but during the seven calendar days after such termination, Executive is offered (and declines) employment by the buyer of the entire business for substantially all of the business) of Graham, on substantially the same terms (including this Agreement) as Executive's employment on the day before such termination; or

          (6) Any other voluntary termination not described in (a) above.

     6. Noncompetition and Disclosure Requirements.

     (a) Noncompetition. Executive covenants that he will not (i) directly or indirectly own, manage, operate, control, advise, participate in, become proprietor, partner, director, officer, or employee of, provicie services to, or become financially interested in, any business (other than solely by virtue of the ownership of less than five percent of any class of publicly traded securities) competitive with the business of Graham or any of its affiliates the 'Companies') as of the date this Agreement is executed, or (ii) engage or participate in any effort or act to induce any of the customers or employees of Graham to take any action which might be disadvantageous to the Companies.

     (b) Nondisclosure. Executive covenants that he will not (other then in the good faith performance of his services to Graham before Executive's termination of employment) disclose or make known to anyone other than employees of the Companies, or uses for the benefit of himself or any other person, firm, operation, or entity unrelated to the Companies, any knowledge, information, or materials, whether tangible or intangible, belonging to the Companies. about their products, services, know-how, customers, business plans, or financial, marketing, pricing, compensation, and other proprietary matters relating to the Companies on or before Executive's termination of employment with Graham, Executive shall promptly deliver to Graham or to any affiliate designated by Graham any and all tangible, confidential information in his possession.

     (c) Remedies for Breach.  If Executive breaches the covenant set forth in
(a) above and/or the covenant set forth in (b) above, Executive's employment with Graham and/or Graham's obligation to make the payment and vest the Common Stock described herein shall terminate at Graham's option. In addition, Executive expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of (a) and/or (b) above and that Graham, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including injunctions and specific performance, in any court of competent jurisdiction. If any of the provisions of (a) or (b) above are held to be in any respect unenforceable, then they shall be deemed to extend only over three maximum period of time, geographic area, or range of activities as to which they may be enforceable against Executive.

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     7. Beneficiary.  If Executive dies before the amount due under the provisions of Paragraph 2 of this Agreement have been paid, such unpaid amount shall be paid in a single sum within 90 days of his death to his surviving spouse or, it she does not survive him, to his estate.

     8. Confidentiality. The terms of this Agreement are confidential. Executive shall not disclose in any way this Agreement or any of its terms to any person other than his spouse; his legal counsel, accountant, financial adviser, or superior to whom he directly reports; William H. Kerlin, Jr.; or Donald C. Graham or a member of Donald C. Graham's family.

     9. Governing Law. This Agreement is made and entered into in the Commonwealth of Pennsylvania, and at all times and for all purposes shall be interpreted, enforced, and governed under its laws.

     10. Entire Agreement Amendment. This Agreement contains the they're agreement between Executive and Graham as to the payment and Award ascribed herein. Any amendment to this Agreement must be in writing, must be speed by both Graham and Executive, and must be consented to in writing by the 'Graham Partners,' as such term is defined in the Agreement and Plan of Rccepitalization, Redemption and Purchase entered into by and among Graham et al, as of December 18, 1997.

     11. Successor Employer. In the event of the dissolution, merger, consolidation, or reorganization of Graham, or the sale of the entire (or substantially all of the) business of Graham, this Agreement shall be continued by Graham's successor. The successor shall assume all liabilities under this Agreement and shall have the provers, duties, and responsibilities of Graham under this Agreement.

     12. Termination of Agreement. This Agreement shall terminate unless the transactions contemplated by the Agreement and Plan of Recapitalization and Redemption described in Paragraph 10 are consummated.

     IN WITNESS WHEREOF, the persons named below have signed this Equity Incentive Agreement as of the date first set forth above.

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
ATTEST:                                                   GRAHAM PACKAGING COMPANY

                                                          By

WITNESS                                                   EXECUTIVE

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